PVH CORP.
200 MADISON AVENUE
NEW YORK, NY 10016

FOR IMMEDIATE RELEASE:
June 1, 2015

Contact:     Dana Perlman
Treasurer and Senior Vice President, Business Development and Investor Relations
(212) 381-3502
investorrelations@pvh.com

PVH CORP. REPORTS 2015 FIRST QUARTER RESULTS, RAISES FULL YEAR EPS GUIDANCE ON A NON-GAAP BASIS AND ANNOUNCES STOCK REPURCHASE AUTHORIZATION

•
FIRST QUARTER EPS ON A NON-GAAP BASIS EXCEEDED TOP END OF GUIDANCE AT $1.50, AND INCLUDED A $0.27 NEGATIVE IMPACT PRIMARILY RELATED TO FOREIGN CURRENCY EXCHANGE RATES COMPARED TO PRIOR YEAR; GAAP EPS WAS $1.37

•	FIRST QUARTER OUTPERFORMANCE PRIMARILY DRIVEN BY CALVIN KLEIN BUSINESS

•
COMPANY RAISES FULL YEAR 2015 EPS GUIDANCE TO $6.85 TO $6.95 ON A NON-GAAP BASIS FROM $6.75 TO $6.90, WHICH REFLECTS AN EXPECTED NEGATIVE IMPACT OF APPROXIMATELY $1.25 PER SHARE PRIMARILY RELATED TO FOREIGN CURRENCY EXCHANGE RATES

•	BOARD AUTHORIZES $500 MILLION THREE-YEAR STOCK REPURCHASE PROGRAM

New York, New York - PVH Corp. [NYSE: PVH] reported 2015 first quarter results.

Non-GAAP Amounts:
Non-GAAP amounts discussed in this release exclude the items that are described in this release under the heading “Non-GAAP Exclusions.” Reconciliations of GAAP to non-GAAP

amounts and constant currency amounts are presented later in this release and identify and quantify all excluded items.

Overview of First Quarter Results:

•
Earnings per share was $1.50 on a non-GAAP basis, inclusive of a $0.27 negative impact primarily related to foreign currency exchange rates compared to the prior year. Earnings per share on a non-GAAP basis excluding the $0.27 negative impact primarily related to foreign currency exchange rates was $1.77, or an increase of 20% compared to the prior year’s first quarter earnings per share on a non-GAAP basis of $1.47.

•	GAAP Earnings per share was $1.37 compared to $0.42 for the prior year’s first quarter.

•
Revenue increased 3% on a constant currency basis (decreased 4% on a GAAP basis) compared to the prior year’s first quarter revenue of $1.96 billion. Revenue changes by business from the prior year’s first quarter were (i) a 5% increase in the Calvin Klein business on a constant currency basis (decreased 2% on a GAAP basis); (ii) a 1% increase in the Tommy Hilfiger business on a constant currency basis (decreased 11% on a GAAP basis); and (iii) a 5% increase in the Heritage Brands business.

CEO Comments:
Commenting on these results, Emanuel Chirico, Chairman and Chief Executive Officer, noted, “We are very pleased with our first quarter results, which exceeded our first quarter guidance, driven by the strength of our Calvin Klein business. Strong underlying fundamentals in our international Calvin Klein and Tommy Hilfiger businesses was partially offset by softness in our U.S. Calvin Klein and Tommy Hilfiger businesses, where a strong U.S. dollar negatively impacted international tourist spending.”

Mr. Chirico continued, “Looking ahead to the remainder of 2015, we are increasing our earnings guidance for the year, while continuing to take a prudent approach to planning our business, as foreign currency and global consumer spending remain unpredictable and volatile. We believe that our proven business model is well-positioned to navigate through this environment and we are implementing local initiatives to drive traffic and sales, while carefully managing our inventories and looking for continued efficiencies across our business.”

Mr. Chirico also noted, “We are pleased to announce the approval of a $500 million stock repurchase program, which reflects the Board and management’s confidence in our ability to generate strong free cash flow and achieve our long-term growth objectives. This program underscores our commitment to returning capital to stockholders. We also believe we will continue to have the financial flexibility, as we continue to pay down debt, to strategically invest in our business, to take more direct ownership in certain licensed Calvin Klein and Tommy Hilfiger businesses and for other strategic acquisitions as they arise in the future. We remain committed to maximizing the potential of our businesses and believe the strength of our brands, together with the strategic investments we have made in our businesses, will position us to deliver long-term global growth and stockholder value.”

First Quarter Business Review:
Calvin Klein
Revenue in the Calvin Klein business for the quarter increased 5% on a constant currency basis (decreased 2% on a GAAP basis) from $665 million in the prior year’s first quarter. Calvin Klein North America revenue increased 2% on a constant currency basis (was relatively flat on a GAAP basis) compared to the prior year’s first quarter. The North America wholesale business experienced overall modest growth, as an increase in sales to department stores more than offset a planned decline in sales to the off-price channel. Also favorably impacting wholesale revenue for the quarter was a shift of shipments into the first quarter from the second quarter. North America retail comparable store sales decreased 1%, as the strengthening United States dollar resulted in decreased traffic and spending in U.S. stores located in international tourist locations. Calvin Klein International revenue increased 8% on a constant currency basis (decreased 4% on a GAAP basis) compared to the prior year, with a 10% increase in retail comparable store sales. The international revenue increase on a constant currency basis was driven by strength in Asia, which included a benefit due to the Chinese New Year, as the first quarter of fiscal 2015 included a Chinese New Year while the first quarter of fiscal 2014 did not, and Europe, where our repositioning strategy has begun to gain traction.

Earnings before interest and taxes on a non-GAAP basis for the quarter increased to $96 million, inclusive of a $7 million negative impact due to foreign currency exchange rates, from $82 million in the prior year’s first quarter. The 25% earnings increase on a constant currency basis was principally driven by the constant currency revenue increase mentioned above and gross margin improvements, particularly in Asia and Europe.

Earnings before interest and taxes on a GAAP basis was $90 million compared to $74 million in the prior year’s first quarter. The increase was principally driven by a reduction in integration and restructuring costs, combined with the increase in earnings on a non-GAAP basis discussed above.

Tommy Hilfiger
Revenue in the Tommy Hilfiger business for the quarter increased 1% on a constant currency basis (decreased 11% on a GAAP basis) from $862 million in the prior year period. Tommy Hilfiger North America revenue decreased 1% on a constant currency basis (decreased 2% on a GAAP basis) compared to the first quarter of 2014 resulting from a 3% decrease in retail comparable store sales. As with Calvin Klein, there was a sharp decline in traffic and spending in U.S. stores located in international tourist locations. Tommy Hilfiger International revenue increased 2% on a constant currency basis (decreased 17% on a GAAP basis) from the prior year period. The increase on a constant currency basis was driven primarily by solid performance in our European business, including a 2% increase in retail comparable store sales, partially offset by weakness in our Russian business, which was expected.

Earnings before interest and taxes was $92 million, inclusive of a $16 million negative impact due to foreign currency exchange rates, compared to $115 million in the prior year’s first quarter. The earnings decrease on a constant currency basis was principally the result of a decline in the North America business due to weak international tourist traffic, which drove more promotional selling, resulting in lower gross margins.

Heritage Brands
Revenue for the Heritage Brands business for the quarter increased 5% from $436 million in the prior year’s first quarter. The increase was principally driven by a shift in the timing of wholesale shipments into the first quarter of 2015 from the second quarter and a retail comparable store sales increase of 14% in the Van Heusen business.

Earnings before interest and taxes on a non-GAAP basis increased to $34 million compared to $29 million in the prior year’s first quarter due principally to the revenue increase discussed above.

Earnings before interest and taxes on a GAAP basis was $30 million compared to $24 million in the prior year’s first quarter. The increase was mainly attributable to the revenue increase discussed above and a reduction in Warnaco integration and restructuring costs incurred compared to the prior year period, partially offset by $1 million of expenses incurred in connection with operating and exiting the Izod retail business.

First Quarter Consolidated Earnings:
Earnings before interest and taxes on a non-GAAP basis increased 8% on a constant currency basis (decreased 4% including foreign currency exchange rate impacts) from the prior year’s first quarter amount of $203 million due principally to strong performance in the Calvin Klein business and an improvement in the Heritage Brands business. Partially offsetting these increases was a 6% decline on a constant currency basis (20% decrease including foreign currency exchange rate impacts) in the Tommy Hilfiger business and a $3 million increase in corporate expenses attributable to associate-related benefits, primarily driven by pension expense.

Earnings before interest and taxes on a GAAP basis was $177 million compared to $85 million in the prior year’s first quarter. The increase was primarily due to the absence in 2015 of $93 million of debt modification and extinguishment costs and a reduction in Warnaco integration and restructuring costs compared to the prior year’s first quarter, partially offset by a negative impact due to foreign currency exchange rates.

Net interest expense decreased to $30 million from $41 million in the prior year’s first quarter due to lower average debt balances and interest rates, combined with the effect of the amendment and restatement of the Company’s credit facility during the first quarter of 2014 and the related redemption of its 7 3/8% senior notes due 2020. Since the Warnaco acquisition, we have made payments of approximately $975 million on our long term debt.

The effective tax rate was 25.0% on a non-GAAP basis, which was flat to the prior year’s first quarter. On a GAAP basis, the effective tax rate increased to 22.4% from 19.7% in the prior year’s first quarter.

Stock Repurchase Program:
The Company’s Board of Directors has authorized a $500 million three-year stock repurchase program. Stock repurchases under this program may be made from time to time over the period through open market purchases, accelerated share repurchase programs, privately negotiated transactions or other methods, as the Company deems appropriate. Purchases would be made based on a variety of factors, such as price, corporate requirements and overall market conditions, applicable legal requirements and limitations, restrictions under the Company’s debt arrangements, trading restrictions under the Company’s insider trading policy, and other relevant factors. The stock repurchase program may be modified, including to increase or decrease the repurchase limitation or extend, suspend, or terminate the program, by the Company at any time, without prior notice, including without making any repurchases.

2015 Guidance:
The Company currently expects its full year earnings per share results to be negatively impacted versus the prior year by (i) approximately $1.15 per share from foreign currency exchange rates due to the significant strengthening of the United States dollar against other currencies in which the Company transacts significant levels of business, and (ii) volatility in the global macroeconomic environment, particularly with respect to the Company’s businesses in Russia. The Company expects a negative impact of approximately $0.10 per share from its Russia businesses due to political and economic instability in the region.
Please see the section entitled “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” at the end of this release for further detail and reconciliations of GAAP to non-GAAP amounts discussed in this section.

Full Year Guidance
Earnings per share for the full year 2015 is currently projected to be in a range of $6.85 to $6.95 on a non-GAAP basis, which reflects the expected $1.25 negative impact related to foreign currency exchange rates and pressures on the Company’s Russia businesses, as described above. Excluding this negative impact, earnings per share on a non-GAAP basis is expected to increase 11% to 12% versus the prior year’s non-GAAP earnings per share of $7.30.

Revenue in 2015 is currently projected to increase approximately 3% on a constant currency basis (decrease approximately 3% on a GAAP basis) as compared to 2014. It is currently projected that revenue for the Calvin Klein business will increase approximately 6% on a constant currency basis (increase approximately 1% on a GAAP basis). Revenue for the Tommy Hilfiger business is currently expected to increase approximately 3% on a constant currency basis (decrease approximately 7% on a GAAP basis). Revenue for the Heritage Brands business is currently projected to decrease approximately 3%.

Net interest expense for the full year 2015 is expected to be approximately $120 million to $125 million compared to the 2014 amount of $139 million, mainly due to lower average debt balances.

The Company currently expects to generate approximately $450 million of free cash flow in 2015, which will be used primarily to repay approximately $350 million of debt and leverage opportunistic stock repurchases.

The Company currently estimates that the 2015 effective tax rate will be between 21.5% and 22.0%.

The Company’s earnings per share estimate on a non-GAAP basis excludes approximately $50 million of pre-tax costs associated primarily with the Warnaco integration and related restructuring and $20 million of pre-tax costs associated with operating and exiting the Izod retail business. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Second Quarter Guidance
The Company expects its second quarter 2015 earnings per share results to be negatively impacted versus the prior year period by approximately $0.30 per share primarily from foreign currency exchange rates due to the significant strengthening of the United States dollar against other currencies in which the Company transacts meaningful levels of business. Also expected to impact the second quarter earnings per share results versus the prior year period is a shift in the timing of wholesale shipments in North America, which were planned for the second quarter but moved into the first quarter of 2015.

Second quarter 2015 earnings per share on a non-GAAP basis is currently projected to be in a range of $1.25 to $1.30, which reflects an expected $0.30 per share negative impact primarily related to foreign currency exchange rates as described above. Excluding this negative impact, earnings per share on a non-GAAP basis is expected to increase 3% to 6% versus the prior year’s second quarter non-GAAP earnings per share of $1.51.

Revenue in the second quarter of 2015 is currently projected to be relatively flat on a constant currency basis (decrease approximately 8% on a GAAP basis) compared to the prior year’s second quarter. It is currently projected that revenue for the Calvin Klein business in the second quarter will be relatively flat on a constant currency basis (decrease approximately 7% on a GAAP basis). Revenue for the Tommy Hilfiger business in the second quarter is currently expected to increase approximately 3% on a constant currency basis (decrease approximately 9% on a GAAP basis). Revenue for the Heritage Brands business in the second quarter is currently projected to decrease approximately 8%.

The Company currently projects that second quarter 2015 net interest expense will be approximately $30 million, a reduction of $4 million compared to the second quarter of 2014, mainly due to lower average debt balances.

The Company currently estimates that the second quarter tax rate will be between 19% and 20%.

The Company’s second quarter earnings per share estimate on a non-GAAP basis excludes approximately $15 million of pre-tax costs associated with the integration and related restructuring of Warnaco and $10 million of pre-tax costs associated with operating and exiting the Izod retail business. (Please see section entitled “Non-GAAP Exclusions” for details on these pre-tax costs.)

Non-GAAP Exclusions:
The discussions in this release that refer to non-GAAP amounts exclude the following:

•	Pre-tax costs of approximately $20 million expected to be incurred in 2015 related to operating and exiting the Izod retail business, of which $1 million was incurred in the first quarter and approximately $10 million is expected to be incurred in the second quarter.

•
Pre-tax costs of approximately $50 million expected to be incurred in 2015 in connection with the integration of Warnaco and the related restructuring, of which $19 million was incurred in the first quarter and approximately $15 million is expected to be incurred in the second quarter.

•	Discrete tax benefits of $2 million recorded in the first quarter of 2015 related to the resolution of uncertain tax positions.

•
Pre-tax costs of $138 million incurred in 2014 in connection with (i) the integration of Warnaco and the related restructuring, including a pre-tax gain resulting from the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand, which were transferred to the Company’s joint venture there, and the previously consolidated Calvin Klein joint venture in India, which the Company effectively no longer controls; (ii) the sale of the G.H. Bass & Co. business, which closed in the fourth quarter of 2013 (as certain costs related to the sale were incurred in 2014); (iii) the impairment of certain Tommy Hilfiger stores in North America in the second quarter of 2014; and (iv) costs incurred in connection with the exit of a discontinued product line in the Tommy Hilfiger Japan business. Of the total costs, $26 million was incurred in the first quarter, $46 million was incurred in the second quarter, $29 million was incurred in the third quarter and $37 million was incurred in the fourth quarter.

•	Pre-tax costs of $21 million incurred in the fourth quarter of 2014 related to the exit of the Izod retail business, which includes $18 million of noncash charges related to asset impairments.

•
Pre-tax costs of $93 million recorded in the first quarter of 2014 associated with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020.

•	A pre-tax expense of $139 million recorded in the fourth quarter of 2014 related to recognized actuarial losses on retirement plans.

•
Discrete tax benefits of $92 million in 2014 primarily related to various Warnaco integration activities and the resolution of uncertain tax positions, of which $30 million was recorded in the second quarter, $25 million was recorded in the third quarter and $37 million was recorded in the fourth quarter.

•
Estimated tax effects associated with the above pre-tax items, which are based on the Company’s assessment of deductibility. In making this assessment, the Company evaluated each item that it had identified above as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were identified as either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in United States dollars in accordance with generally accepted accounting principles in the United States. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in United States dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in United States dollars and, as the United States dollar strengthens, this United States dollar-based inventory converts into a higher value of local currency inventory and cost of goods when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency translation rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.

These constant currency performance measures should be viewed in addition to, and not in lieu of or as superior to, the Company’s operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

Please see Tables 1 through 6 and the sections entitled “Reconciliations of 2015 Constant Currency Amounts” and “Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts” later in this release for reconciliations of GAAP to non-GAAP amounts.

The Company webcasts its conference calls to review its earnings releases. The Company’s conference call to review its first quarter earnings release is scheduled for Tuesday, June 2, 2015 at 9:00 a.m. EDT. Please log on to the Company’s web site at www.pvh.com and go to the Press Releases page under the Investors tab to listen to the live webcast of the conference call. The webcast will be available for replay for one year after it is held, commencing approximately two hours after the live broadcast ends. Please log on to www.pvh.com as described above to listen to the replay. In addition, an audio replay of the conference call is available for 48 hours starting approximately two hours after it is held. The replay of the conference call can be accessed by calling (domestic) 888-203-1112 and (international) 719-457-0820 and using passcode 3225883. The conference call and webcast consist of copyrighted material. They may not be re-recorded, reproduced, re-transmitted, rebroadcast or otherwise used without the Company’s express written permission. Your participation represents your consent to these terms and conditions, which are governed by New York law.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Forward-looking statements in this press release and made during the conference call/webcast, including, without limitation, statements relating to the Company’s future revenue and earnings, plans, strategies, objectives, expectations and intentions are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy, and some of which might not be anticipated, including, without limitation, (i) the Company’s plans, strategies, objectives, expectations and intentions are subject to change at any time at the discretion of the Company; (ii) the Company may be considered to be highly leveraged, and uses a significant portion of its cash flows to service its indebtedness, as a result of which the Company might not have sufficient funds to operate its businesses in the manner it intends or has operated in the past; (iii) the levels of sales of the Company’s apparel, footwear and related products, both to its wholesale customers and in its retail stores, the levels of sales of the Company’s licensees at wholesale and retail, and the extent of discounts and promotional pricing in which the Company and its licensees and other business partners are required to engage, all of which can be affected by weather conditions, changes in the economy, fuel prices, reductions in travel, fashion trends, consolidations, repositionings and bankruptcies in the retail industries, repositionings of brands by the Company’s licensors and other factors; (iv) the Company’s plans and results of operations will be affected by the Company’s ability to manage its growth and inventory, including the Company’s ability to realize benefits from its acquisition of The Warnaco Group, Inc. (“Warnaco”); (v) the Company’s operations and results could be affected by quota restrictions and the imposition of safeguard controls (which, among other things, could limit the Company’s ability to produce products in cost-effective countries that have the labor and technical expertise needed), the availability and cost of raw materials, the Company’s ability to adjust timely to changes in trade regulations and the migration and development of manufacturers (which can affect where the Company’s products can best be produced), changes in available factory and shipping capacity, wage and shipping cost escalation, and civil conflict, war or terrorist acts, the threat of any of the foregoing, or political and labor instability in any of the countries where the Company’s or its licensees’ or other business partners’ products are sold, produced or are planned to be sold or produced; (vi) disease epidemics and health related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas, as well as reduced consumer traffic and purchasing, as consumers become ill or limit or cease shopping in order to avoid exposure; (vii) acquisitions and issues arising with acquisitions and proposed transactions, including, without limitation, the ability to integrate an acquired entity, such as Warnaco, into the Company with no substantial adverse effect on the acquired entity’s or the Company’s existing operations, employee relationships, vendor relationships, customer relationships or financial performance; (viii) the failure of the Company’s licensees to market successfully licensed products or to preserve the value of the Company’s brands, or their misuse of the Company’s brands; and (ix) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”).

This press release includes, and the conference call/webcast will include, certain non-GAAP financial measures, as defined under SEC rules. A reconciliation of these measures is included in the financial information later in this release, as well as in the Company’s Current Report on Form 8-K furnished to the SEC in connection with this earnings release, which is available on the Company’s website at www.pvh.com and on the SEC’s website at www.sec.gov.

The Company does not undertake any obligation to update publicly any forward-looking statement, including, without limitation, any estimate regarding revenue or earnings, whether as a result of the receipt of new information, future events or otherwise.

PVH CORP.
Consolidated GAAP Income Statements
(In millions, except per share data)

	Quarter Ended
	5/3/15	5/4/14

Net sales	$1,785.1	$1,871.5
Royalty revenue	74.2	69.4
Advertising and other revenue	20.0	22.8
Total revenue	$1,879.3	$1,963.7

Gross profit on net sales	$891.4	$941.0
Gross profit on royalty, advertising and other revenue	94.2	92.2
Total gross profit	985.6	1,033.2

Selling, general and administrative expenses	814.9	859.1

Debt modification and extinguishment costs		93.1

Equity in income of unconsolidated affiliates, net	6.1	3.5

Earnings before interest and taxes	176.8	84.5

Interest expense, net	29.8	40.6

Pre-tax income	147.0	43.9

Income tax expense	32.9	8.7

Net income	114.1	35.2

Less: Net loss attributable to redeemable non-controlling interest		(0.1)

Net income attributable to PVH Corp.	$114.1	$35.3

Diluted net income per common share attributable to PVH Corp.(1)	$1.37	$0.42

	Quarter Ended
	5/3/15	5/4/14

Depreciation and amortization expense	$61.0	$60.7

Please see following pages for information related to non-GAAP measures discussed in this release.

(1)	Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

PVH CORP.
Non-GAAP Measures
(In millions, except per share data)

The Company believes presenting its results excluding (i) the costs incurred in 2015 and 2014 in connection with its integration of The Warnaco Group, Inc. (“Warnaco”) and the related restructuring; (ii) the costs incurred in 2015 in connection with operating and exiting the Izod retail business; (iii) the costs incurred in 2014 related to the sale of the G.H. Bass & Co. (“Bass”) business; (iv) the costs incurred in 2014 in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (v) the net gain recorded in 2014 on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (vi) the tax effects associated with the foregoing items; and (vii) the tax benefits recorded in 2015 associated with non-recurring discrete items related to the resolution of uncertain tax positions, which are on a non-GAAP basis for each year, provides useful information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company believes that investors often look at ongoing operations of an enterprise as a measure of assessing performance. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations.

The following table presents the Company’s non-GAAP measures that are discussed in this release. Please see Tables 1 through 6 for reconciliations of the GAAP amounts to amounts on a non-GAAP basis.

	Quarter Ended
	5/3/15	5/4/14

Non-GAAP Measures
Total gross profit(1)	$970.6	$1,034.2
Selling, general and administrative expenses(2)	780.6	834.5
Earnings before interest and taxes(3)	196.1	203.2
Income tax expense(4)	41.6	40.6
Net income attributable to PVH Corp.(5)	124.7	122.1
Diluted net income per common share attributable to PVH Corp.(6)	$1.50	$1.47

Depreciation and amortization expense(7)	$59.5	$59.1

(1) Please see Table 3 for reconciliations of GAAP gross profit to gross profit on a non-GAAP basis.
(2) Please see Table 4 for reconciliations of GAAP selling, general and administrative expenses (“SG&A”) to SG&A on a non-GAAP basis.
(3) Please see Table 2 for reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis.
(4)    Please see Table 5 for reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis and an explanation of the calculation of the tax effects associated with the pre-tax items identified as non-GAAP exclusions.

(5) Please see Table 1 for reconciliations of GAAP net income to net income on a non-GAAP basis.
(6) Please see Note A in the Notes to Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.
(7) Please see Table 6 for reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts
(In millions, except per share data)

Table 1 - Reconciliations of GAAP net income to net income on a non-GAAP basis

	Quarter Ended
	5/3/15	5/4/14

Net income attributable to PVH Corp.	$114.1	$35.3

Diluted net income per common share attributable to PVH Corp.(1)	$1.37	$0.42

Items excluded:

Gross profit charges associated with integration of Warnaco		1.0

Gross profit associated with operation of and exit from Izod retail business	(15.0)

SG&A expenses associated with operation of and exit from Izod retail business	15.5

SG&A expenses associated with integration of Warnaco and related restructuring	18.8	31.6

Costs associated with the sale of Bass (recorded in SG&A)		1.0

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)		(8.0)

Debt modification and extinguishment costs		93.1

Tax effect of the items above(2)	(6.4)	(31.9)

Discrete tax benefits related to the resolution of uncertain tax positions	(2.3)

Net income on a non-GAAP basis attributable to PVH Corp.	$124.7	$122.1

Diluted net income per common share on a non-GAAP basis attributable to PVH Corp.(1)	$1.50	$1.47

(1)   Please see Note A in the Notes to the Consolidated GAAP Income Statements for reconciliations of GAAP diluted net income per common share to diluted net income per common share on a non-GAAP basis.

(2) Please see Table 5 for an explanation of the calculation of the tax effects of the above items.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 2 - Reconciliations of GAAP earnings before interest and taxes to earnings before interest and taxes on a non-GAAP basis

	Quarter Ended
	5/3/15	5/4/14

Earnings before interest and taxes	$176.8	$84.5

Items excluded:

Gross profit charges associated with integration of Warnaco		1.0

Gross profit associated with operation of and exit from Izod retail business	(15.0)

SG&A expenses associated with operation of and exit from Izod retail business	15.5

SG&A expenses associated with integration of Warnaco and related restructuring	18.8	31.6

Costs associated with the sale of Bass (recorded in SG&A)		1.0

Net gain on deconsolidation of subsidiaries and consolidated joint venture (recorded in SG&A)		(8.0)

Debt modification and extinguishment costs		93.1

Earnings before interest and taxes on a non-GAAP basis	$196.1	$203.2

Table 3 - Reconciliations of GAAP gross profit to gross profit on a non-GAAP basis

	Quarter Ended
	5/3/15	5/4/14

Gross profit	$985.6	$1,033.2

Items excluded:

Gross profit charges associated with integration of Warnaco		1.0

Gross profit associated with operation of and exit from Izod retail business	(15.0)

Gross profit on a non-GAAP basis	$970.6	$1,034.2

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 4 - Reconciliations of GAAP SG&A to SG&A on a non-GAAP basis

	Quarter Ended
	5/3/15	5/4/14

SG&A	$814.9	$859.1

Items excluded:

SG&A expenses associated with integration of Warnaco and related restructuring	(18.8)	(31.6)

SG&A expenses associated with operation of and exit from Izod retail business	(15.5)

Costs associated with the sale of Bass		(1.0)

Net gain on deconsolidation of subsidiaries and consolidated joint venture		8.0

SG&A on a non-GAAP basis	$780.6	$834.5

Table 5 - Reconciliations of GAAP income tax expense to income tax expense on a non-GAAP basis

	Quarter Ended
	5/3/15	5/4/14

Income tax expense	$32.9	$8.7

Items excluded:

Tax effects of pre-tax items identified as non-GAAP exclusions (1)	6.4	31.9

Discrete tax benefits related to the resolution of uncertain tax positions	2.3

Income tax expense on a non-GAAP basis	$41.6	$40.6

(1) The estimated tax effects of the Company’s non-GAAP exclusions are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible and, if so, in what jurisdiction the tax expense or tax deduction would occur. All of the pre-tax items identified as non-GAAP exclusions were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

PVH CORP.
Reconciliations of GAAP to Non-GAAP Amounts (continued)
(In millions)

Table 6 - Reconciliations of GAAP depreciation and amortization expense to depreciation and amortization expense on a non-GAAP basis

	Quarter Ended
	5/3/15	5/4/14

Depreciation and amortization expense	$61.0	$60.7

Items excluded:

Depreciation and amortization associated with integration of Warnaco	(1.5)	(1.6)

Depreciation and amortization expense on a non-GAAP basis	$59.5	$59.1

PVH CORP.
Notes to Consolidated GAAP Income Statements
(In millions, except per share data)

A.    The Company computed its diluted net income per common share as follows:

	Quarter Ended				Quarter Ended
	5/3/15				5/4/14
	GAAP			Non-GAAP	GAAP			Non-GAAP
	Results	Adjustments	(1)	Results	Results	Adjustments	(2)	Results

Net income attributable to PVH Corp.	$114.1	$(10.6)		$124.7	$35.3	$(86.8)		$122.1

Weighted average common shares	82.6			82.6	82.2			82.2
Weighted average dilutive securities	0.8			0.8	1.0			1.0
Total shares	83.4			83.4	83.2			83.2

Diluted net income per common share attributable to PVH Corp.	$1.37			$1.50	$0.42			$1.47

(1)
Represents the impact on net income in the quarter ended May 3, 2015 from the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with operating and exiting the Izod retail business; (iii) the tax effects associated with the foregoing items; and (iv) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

(2) Represents the impact on net income in the quarter ended May 4, 2014 from the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred related to the sale of the Bass business; (iii) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (iv) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; and (v) the tax effects associated with the foregoing items. Please see Table 1 for a reconciliation of GAAP net income to net income on a non-GAAP basis.

PVH CORP.
Consolidated Balance Sheets
(In millions)

	5/3/15	5/4/14
ASSETS
Current Assets:
Cash and Cash Equivalents	$419.3	$513.0
Receivables	765.4	855.2
Inventories	1,173.3	1,177.8
Other Current Assets	377.7	381.3
Total Current Assets	2,735.7	2,927.3
Property, Plant and Equipment	720.9	708.5
Goodwill and Other Intangible Assets	7,018.6	7,663.0
Other Assets	297.2	330.2
	$10,772.4	$11,629.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts Payable and Accrued Expenses	$1,117.7	$1,222.3
Short-Term Borrowings	10.6	144.8
Current Portion of Long-Term Debt	99.3	99.3
Other Liabilities	1,710.6	1,821.1
Long-Term Debt	3,389.7	3,862.0
Stockholders’ Equity	4,444.5	4,479.5
	$10,772.4	$11,629.0

Note: Year over year balances are impacted by changes in foreign currency exchange rates.

PVH CORP.
Segment Data
(In millions)

REVENUE BY SEGMENT
	Quarter Ended	Quarter Ended
	5/3/15	5/4/14

Calvin Klein North America
Net sales	$299.3	$301.6
Royalty revenue	29.7	25.5
Advertising and other revenue	9.8	10.5
Total	338.8	337.6

Calvin Klein International
Net sales	291.6	300.2
Royalty revenue	17.7	19.4
Advertising and other revenue	5.8	8.1
Total	315.1	327.7

Total Calvin Klein
Net sales	590.9	601.8
Royalty revenue	47.4	44.9
Advertising and other revenue	15.6	18.6
Total	653.9	665.3

Tommy Hilfiger North America
Net sales	341.5	354.2
Royalty revenue	9.6	6.0
Advertising and other revenue	2.8	2.2
Total	353.9	362.4

Tommy Hilfiger International
Net sales	400.2	484.6
Royalty revenue	12.1	14.0
Advertising and other revenue	0.9	1.4
Total	413.2	500.0

Total Tommy Hilfiger
Net sales	741.7	838.8
Royalty revenue	21.7	20.0
Advertising and other revenue	3.7	3.6
Total	767.1	862.4

Heritage Brands Wholesale
Net sales	367.5	354.9
Royalty revenue	4.6	3.9
Advertising and other revenue	0.6	0.5
Total	372.7	359.3

Heritage Brands Retail
Net sales	85.0	76.0
Royalty revenue	0.5	0.6
Advertising and other revenue	0.1	0.1
Total	85.6	76.7

Total Heritage Brands
Net sales	452.5	430.9
Royalty revenue	5.1	4.5
Advertising and other revenue	0.7	0.6
Total	458.3	436.0

Total Revenue
Net sales	1,785.1	1,871.5
Royalty revenue	74.2	69.4
Advertising and other revenue	20.0	22.8
Total	$1,879.3	$1,963.7

PVH CORP.
Segment Data (continued)
(In millions)

EARNINGS BEFORE INTEREST AND TAXES BY SEGMENT

	Quarter Ended			Quarter Ended
	5/3/15			5/4/14
	Results			Results
	Under		Non-GAAP	Under		Non-GAAP
	GAAP	Adjustments(1)	Results	GAAP	Adjustments(2)	Results

Calvin Klein North America	$40.4	$(2.1)	$42.5	$41.1	$(5.0)	$46.1

Calvin Klein International	49.3	(3.9)	53.2	32.8	(3.2)	36.0

Total Calvin Klein	89.7	(6.0)	95.7	73.9	(8.2)	82.1

Tommy Hilfiger North America	30.3		30.3	40.2		40.2

Tommy Hilfiger International	61.8		61.8	75.0		75.0

Total Tommy Hilfiger	92.1		92.1	115.2		115.2

Heritage Brands Wholesale	30.3	(3.6)	33.9	27.0	(4.0)	31.0

Heritage Brands Retail	(0.1)	(0.5)	0.4	(3.2)	(1.0)	(2.2)

Total Heritage Brands	30.2	(4.1)	34.3	23.8	(5.0)	28.8

Corporate	(35.2)	(9.2)	(26.0)	(128.4)	(105.5)	(22.9)

Total earnings before interest and taxes	$176.8	$(19.3)	$196.1	$84.5	$(118.7)	$203.2

(1)
Adjustments for the quarter ended May 3, 2015 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; and (ii) the costs incurred in connection with operating and exiting the Izod retail business.

(2)
Adjustments for the quarter ended May 4, 2014 represent the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred related to the sale of the Bass business; (iii) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; and (iv) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the Company’s previously consolidated Calvin Klein joint venture in India.

PVH CORP.
Reconciliations of 2015 Constant Currency Amounts
(In millions)

As a supplement to the Company’s reported operating results, the Company presents constant currency financial information, which is a non-GAAP financial measure. The Company presents results in this manner because it is a global company that reports financial information in United States dollars in accordance with generally accepted accounting principles in the United States. Foreign currency exchange rate fluctuations affect the amounts reported by the Company in United States dollars with respect to its foreign revenues and profit. Additionally, the Company’s international businesses often purchase inventory in United States dollars and, as the United States dollar strengthens, this United States dollar-based inventory converts into a higher value of local currency inventory and cost of goods when the goods are sold. Exchange rate fluctuations can have a significant effect on reported operating results. The Company believes presenting constant currency information provides useful information to investors, as it provides information to assess how its businesses performed excluding the effects of changes in foreign currency translation rates and assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance.
These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

	Revenue as Reported		% Change
	Quarter Ended		As Reported	Impact of Foreign Exchange Translation	Constant Currency
	5/3/15	5/4/14

Calvin Klein North America	$338.8	$337.6	0.4%	(1.9)%	2.3%
Calvin Klein International	315.1	327.7	(3.8)%	(11.7)%	7.9%
Total Calvin Klein	653.9	665.3	(1.7)%	(6.8)%	5.1%

Tommy Hilfiger North America	$353.9	$362.4	(2.3)%	(1.6)%	(0.7)%
Tommy Hilfiger International	413.2	500.0	(17.4)%	(19.1)%	1.7%
Total Tommy Hilfiger	767.1	862.4	(11.1)%	(11.8)%	0.7%

Total Revenue	$1,879.3	$1,963.7	(4.3)%	(7.6)%	3.3%

	Earnings Before Interest and Taxes
	As Reported	Adjustments (1)	Non-GAAP Basis	Impact of Foreign Exchange Translation	Constant Currency

Quarter Ended 5/3/15	$176.8	$(19.3)	$196.1	$(23.6)	$219.7
Quarter Ended 5/4/14	84.5	(118.7)	203.2	—	203.2
% Change					8.1%

(1)
Represents the impact from the elimination of (i) the costs incurred in the quarters ended May 3, 2015 and May 4, 2014 in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in the quarter ended May 3, 2015 in connection with operating and exiting the Izod retail business; (iii) the costs incurred in the quarter ended May 4, 2014 related to the sale of the Bass business; (iv) the costs incurred in the quarter ended May 4, 2014 in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; and (v) the net gain recorded in the quarter ended May 4, 2014 on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the Company’s previously consolidated Calvin Klein joint venture in India. Please see Table 2 in the section entitled “Reconciliations of GAAP to Non-GAAP Amounts” for more detail.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts

The Company is presenting its (1) 2015 estimated results excluding (a) the costs expected to be incurred in connection with its integration of Warnaco and the related restructuring; (b) the costs expected to be incurred in connection with operating and exiting the Izod retail business; (c) the estimated tax effects associated with these costs; and (d) the tax benefits associated with non-recurring discrete items related to the resolution of uncertain tax positions, and (2) 2014 results excluding (a) the costs incurred in connection with its integration of Warnaco and the related restructuring; (b) the costs incurred in connection with its exit of the Izod retail business, including noncash impairment charges; (c) the costs incurred in connection with its exit of a discontinued product line in the Tommy Hilfiger Japan business; (d) the impairment of certain Tommy Hilfiger stores in North America; (e) the costs incurred related to the sale of the Bass business; (f) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (g) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (h) the recognized actuarial loss on retirement plans; (i) the estimated tax effects associated with these costs; and (j) tax benefits associated with non-recurring discrete items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions. The 2015 estimated results and 2014 results are on a non-GAAP basis. The Company believes presenting these results on a non-GAAP basis provides useful additional information to investors. The Company excludes such amounts that it deems non-recurring or non-operational and believes that this (i) facilitates comparing current results against past and future results by eliminating amounts that it believes are not comparable between periods, thereby permitting management to evaluate performance and investors to make decisions based on the ongoing operations of the Company and (ii) assists investors in evaluating the effectiveness of the Company’s operations and underlying business trends in a manner that is consistent with management’s evaluation of business performance. The Company has provided the reconciliations set forth below to present its estimates on a GAAP basis and excluding these amounts. The Company uses its results excluding these amounts to evaluate its operating performance and to discuss its business with investment institutions, the Company’s Board of Directors and others. The Company’s results excluding certain of the items described above are also the basis for certain incentive compensation calculations. The estimated tax effects associated with the above costs are based on the Company’s assessment of taxability and deductibility. In making this assessment, the Company evaluated each pre-tax item that it has identified as a non-GAAP exclusion to determine if such item is taxable or tax deductible, and if so, in what jurisdiction the tax expense or tax deduction would occur. All items above were assumed to be either primarily taxable or tax deductible, with the tax effect taken at the statutory income tax rate of the local jurisdiction, or as non-taxable or non-deductible, in which case the Company assumed no tax effect.

	Current Guidance		Previous Guidance
Net Income Per Common Share Reconciliations	Full Year 2015 (Estimated)	Second Quarter 2015 (Estimated)	Full Year 2015 (Estimated)	First Quarter 2015 (Estimated)

GAAP net income per common share attributable to PVH Corp.	$6.22 - $6.32	$1.01 - $1.06	$6.09 - $6.24	$1.08 - $1.13
Estimated per common share impact of items identified as non-GAAP exclusions	$(0.63)	$(0.24)	$(0.66)	$(0.27)
Net income per common share attributable to PVH Corp. excluding impact of items identified as non-GAAP exclusions	$6.85 - $6.95	$1.25 - $1.30	$6.75 - $6.90	$1.35 - $1.40

The GAAP net income per common share amounts presented in the above table are being provided solely to comply with applicable SEC rules and are not, and should not be construed to be, guidance for the Company’s 2015 fiscal year. The Company’s net income per common share, as well as the amounts excluded in providing non-GAAP earnings guidance, would be expected to change as a result of acquisition, restructuring, divestment or similar transactions or activities, the timing and strategy of restructuring and integration initiatives or other one-time events, if any, that the Company engages in or suffers during the period or any market or other changes affecting the Company’s expected actuarial gain or loss on retirement plans. The Company has no current understanding or agreement regarding any such transaction or definitive plans regarding any such activity that has not been announced or completed.

PVH CORP.
Full Year and Quarterly Reconciliations of GAAP to Non-GAAP Amounts (continued)

2015 Estimated Revenue on a Constant Currency Basis Reconciliation	Full Year 2015 (Estimated) (Consolidated)	Full Year 2015 (Estimated) (Calvin Klein)	Full Year 2015 (Estimated) (Tommy Hilfiger)	Second Quarter 2015 (Estimated) (Consolidated)	Second Quarter 2015 (Estimated) (Calvin Klein)	Second Quarter 2015 (Estimated) (Tommy Hilfiger)

GAAP revenue (decrease) increase	(3)%	1%	(7)%	(8)%	(7)%	(9)%
Impact of foreign exchange translation	(6)%	(5)%	(10)%	(8)%	(7)%	(12)%
Non-GAAP revenue increase on a constant currency basis	3%	6%	3%	Flat	Flat	3%

Please refer to the section entitled “Reconciliations of 2015 Constant Currency Amounts” for a description of the presentation of constant currency amounts.

Reconciliation of GAAP Diluted Net Income Per Common Share to Diluted Net Income Per Common Share on a Non-GAAP Basis

(In millions, except per share data)

	Full Year 2014				Second Quarter 2014
	(Actual)				(Actual)
	Results Under GAAP	Adjustments	(1)	Non-GAAP Results	Results Under GAAP	Adjustments	(2)	Non-GAAP Results

Net income attributable to PVH Corp.	$439.0	$(168.8)		$607.8	$126.5	$1.0		$125.5
Total weighted average shares	83.3			83.3	83.2			83.2

Diluted net income per common share attributable to PVH Corp.	$5.27			$7.30	$1.52			$1.51

(1) Represents the impact on net income in the year ended February 1, 2015 from the elimination of (i) the costs incurred in connection with the Company’s integration of Warnaco and the related restructuring; (ii) the costs incurred in connection with the Company’s exit of the Izod retail business, including noncash impairment charges; (iii) the costs incurred in connection with the Company’s exit of a discontinued product line in the Tommy Hilfiger Japan business; (iv) the impairment of certain Tommy Hilfiger stores in North America; (v) the costs incurred related to the sale of the Bass business; (vi) the costs incurred in connection with the amendment and restatement of the Company’s credit facility and the related redemption of its 7 3/8% senior notes due 2020; (vii) the net gain on the deconsolidation of certain Calvin Klein subsidiaries in Australia and New Zealand and the previously consolidated Calvin Klein joint venture in India; (viii) the recognized actuarial loss on retirement plans; (ix) the tax effects associated with the foregoing items; and (x) the tax benefits associated with non-recurring discrete items primarily related to various Warnaco integration activities and the resolution of uncertain tax positions.

(2) Represents the impact on net income in the quarter ended August 3, 2014 from the elimination of (i) the costs associated with the Company’s integration of Warnaco and the related restructuring; (ii) the impairment of certain Tommy Hilfiger stores in North America; (iii) the tax effects associated with the foregoing items; and (iv) the tax benefits associated with non-recurring discrete items related to the favorable resolution of uncertain tax positions.